UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 8, 2012

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On November 8, 2012, STAG Industrial, Inc., a Maryland corporation (the “Company”), through certain of its subsidiaries, entered into a loan agreement with Wells Fargo Bank, National Association (the “Loan Agreement”).  The Loan Agreement provides for a secured loan in the original principal amount of approximately $68.8 million (the “Loan”).  Unless otherwise terminated pursuant to the terms of the Loan Agreement, the Loan will mature on December 1, 2022.  Borrowings under the Loan will bear interest at a fixed rate of 4.31%.  The Loan is secured by first mortgages on 28 properties located in eight states and has a loan-to-cost ratio of 60.0%.  The Company’s operating partnership, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership, guarantees certain limited obligations under the Loan. Wells Fargo Bank, National Association has the right to securitize any portion or all of the Loan in a single asset securitization or a pooled loan securitization.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Loan Agreement, dated as of November 8, 2012, by and among Borrowers (as defined therein) and Wells Fargo Bank, National Association, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated:  November 13, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Loan Agreement, dated as of November 8, 2012, by and among Borrowers (as defined therein) and Wells Fargo Bank, National Association, as Lender.